Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Emerald Holding, Inc. of our report dated February 23, 2021, relating to the financial statements and financial statement schedules, which appears in Emerald Holding, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2020.

/s/ PricewaterhouseCoopers LLP
Irvine, California
July 30, 2021